Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for Second Quarter 2008

Operating Results Continue to Improve

Greenville, SC, July 15, 2008 - Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the second quarter of 2008 was $862 thousand, or $0.27 per diluted share, a 14.7% increase when compared to net income of $751 thousand or $0.23 per diluted share for the second quarter in 2007.

Net income for the six months ended June 30, 2008 was $1.6 million, or $0.50 per diluted share, a 5.9% decrease when compared to net income of $1.7 million, or $0.53 per diluted share for the first six months in 2007.  Included in the first six months of 2007 was an after tax gain of $210 thousand related to the sale of the bank's former main office building.

Art Seaver, the company's CEO, stated that he was very pleased with the company's second quarter performance, especially in light of the challenging economic environment.  "During the quarter, our company maintained its focus on asset quality with non-performing assets remaining stable at 0.74% of total assets at June 30, 2008.    Annualized charge-offs for the first six months were 0.22%, compared to 0.23% during the first six months of 2007.   In addition, our net interest margin began improving in the second quarter, and we experienced solid growth in earnings."  Our net interest margin was 2.87% for the second quarter of 2008 compared to 2.81% for the first quarter of 2008, and 3.06% for the second quarter of 2007.

Mr. Seaver commented, "Like most other banks, we experienced a "tightening" of our net interest margin as the Federal Reserve significantly lowered short-term market rates.   We continue to re-position our bank to be able to minimize the financial impact of various changes in market rates."

Total non-performing assets at June 30, 2008 were 0.74% of total assets.  Non-performing loans totaled $3.1 million at June 30, 2008 and now represent 0.56% of total loans at June 30, 2008, compared to 0.87% at December 31, 2007 and 0.96% at June 30, 2007.  "During the second quarter our company's other real estate owned remained at $2.1 million.  We believe that these properties are valued appropriately," Mr. Seaver added.

Return on average assets for the second quarter of 2008 was 0.50% compared to 0.53% for the same quarter in 2007. Return on average shareholders' equity for the second quarter of 2008 was 8.77% compared to 7.32% for the second quarter in 2007. The company's efficiency ratio was 61.82% for the 2008 second quarter compared to 65.59% for the 2007 second quarter.

Total assets grew to $697.9 million as of June 30, 2008, compared to $684.0 million as of March 31, 2008 and $628.1 million at December 31, 2007.  Loans were $546.5 million at June 30, 2008, compared to $536.8 million as of March 31, 2008 and $508.8 million at December 31, 2007.  Mr. Seaver added, "Although loan demand remains strong, we have chosen to manage our level of growth in loans during the second quarter.  Asset growth is not a primary strategy of our company in the current operating environment.  Our current strategy is to preserve capital, manage portfolio risk, improve our margins, and continue growing retail deposits." Deposits grew to $482.9 million at June 30, 2008, compared to $412.8 million at December 30, 2007. Mr. Seaver also announced that the Bank had just opened two additional retail deposit offices in July.  "We now have four offices in Greenville and two offices in the Columbia market."

The Company's book value per share was $12.90 as of June 30, 2008, while the closing stock price was $11.49 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2008 and 2007 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$10,304	$9,742	$20,646	$18,703
Interest expense	5,526	5,592	11,474	10,769
Net interest income	4,778	4,150	9,172	7,934
Provision for loan losses	700	380	1,300	840
Net interest income after
provision for loan losses	4,078	3,770	7,872	7,094
Noninterest income	375	148	686	742
Noninterest expense	3,185	2,819	6,172	5,327
Income before taxes	1,268	1,099	2,386	2,509
Income tax expense	406	348	778	800
Net income	$862	$751	$1,608	$1,709

Per Share Data:
Net income, basic	$0.29	$0.25	$0.54	$0.58
Net income, diluted	$0.27	$0.23	$0.50	$0.53
Book value	$12.90	$12.11	$12.90	$12.11

Weighted average number of shares outstanding:
Basic	2,988	2,940	2,976	2,938
Diluted	3,185	3,241	3,186	3,244

Performance Ratios:
Return on average assets (1)	0.50%	0.53%	0.48%	0.63%
Return on average equity (1)	8.77%	7.32%	8.14%	9.65%
Net interest margin (1)	2.87%	3.06%	2.85%	3.04%
Efficiency ratio (2)	61.82%	65.59%	62.61%	61.40%

Growth Ratios and Other Data:
Percentage change in net income from the same
period of the previous year	14.71%		(5.91)%
Percentage change in diluted net income per share
from the same period of the previous year	17.39%		(5.66)%
				Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At June 30,
	2008	2007
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$697,864	$573,108
Investment securities	123,119	83,294
Loans (3)	546,537	461,580
Allowance for loan losses	6,463	5,294
Deposits	482,946	384,283
Federal Home Loan Bank Advances and related debt	157,700	133,500
Junior subordinate debentures	13,403	13,403
Shareholders' equity	38,664	35,686

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.94%	1.07%
Nonperforming assets, past due and restructured
loans to total assets	0.74%	0.86%
Net charge-offs year to date to average
total loans (3)(4)	0.22%	0.23%
Allowance for loan losses to nonperforming loans..	210.33%	119.44%
Allowance for loan losses to total loans (3)	1.18%	1.15%

Capital Ratios:
Average equity to average assets	5.88%	6.50%
Leverage ratio	7.48%	8.70%
Tier 1 risk-based capital ratio	9.13%	10.60%
Total risk-based capital ratio	10.28%	11.70%

Growth Ratios and Other Data:
Percentage change in assets	21.77%
Percentage change in loans (3)	18.41%
Percentage change in deposits	25.67%
Percentage change in equity	8.34%
Loans to deposit ratio (3)	113.17%

                                                                                (1)  Annualized for the three and six month periods.

                                                                                (2)  Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

                                                                                (3)   Includes nonperforming loans.

                                                                                (4)  Annualized for the six month period.